Exhibit 99.1

United Online Completes Tax-Free Spin Off of FTD

WOODLAND HILLS, Calif.—(BUSINESS WIRE)—November 1, 2013—United Online, Inc. (Nasdaq: UNTD) today announced that it has successfully completed the separation of FTD Companies, Inc. (“FTD”) from United Online, Inc. (“United Online”) through a tax-free dividend involving the distribution of all FTD common stock held by United Online to United Online’s stockholders.  In addition, United Online also announced the completion of a one-for-seven reverse stock split of United Online shares.  Under the terms of the distribution and the reverse stock split:

•                  United Online stockholders were distributed one share of FTD common stock for every five shares of United Online common stock they held as of the close of business on October 10, 2013, the record date, effective as of 12:01 a.m. Eastern Daylight Time (“EDT”) on November 1, 2013 (prior to giving effect to the reverse stock split of United Online shares).

•                  United Online effected a one-for-seven reverse stock split of United Online common stock at 11:59 p.m. EDT on October 31, 2013.

As of today, FTD is an independent, publicly-traded company on the NASDAQ stock exchange, called FTD Companies, Inc.  FTD will begin “regular-way” trading today on the Nasdaq Global Select Market under the symbol “FTD.”

United Online continues to operate the businesses of its Content & Media and Communications segments, supported by the Classmates®, StayFriends™, MyPoints®, NetZero®, and Juno® brands.  United Online’s common stock will begin trading on a post one-for-seven reverse stock split basis today on the Nasdaq Global Select Market under the symbol “UNTD.”

About United Online®

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. United Online’s Content & Media segment provides online nostalgia products and services (Classmates and StayFriends) and online loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including NetZero Mobile Broadband (NetZero Wireless).

Source: United Online, Inc.

United Online, Inc.

Investors:

David Bigelow, 818-287-3560

dbigelow@corp.untd.com

or

Press:

Scott Matulis, 818-287-3388

pr@untd.com